UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 12, 2007

Summit Financial Group, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	No. 0-16587	55-0672148
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 North Main Street
Moorefield, West Virginia 26836
(Address of Principal Executive Offices)

(304) 530-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ X ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

     On April 12, 2007, Summit Financial Group, Inc. (“Summit”), entered into an Agreement and Plan of Reorganization (the “Agreement”) with Greater Atlantic Financial Corporation, Inc. (“Greater Atlantic”), a Virginia corporation headquartered in Reston, Virginia.

   Under the terms of the Agreement, Summit will pay $4.60 per share in cash and stock for the outstanding common stock of Great Atlantic, subject to adjustment based on Greater Atlantic’s shareholders’ equity at the end of the month in which the sale of the Pasadena branch office is completed. If, at that month-end, Greater Atlantic’s shareholders’ equity, as adjusted in accordance with the terms of the Agreement, is less than $6.7 million, then the total aggregate value of the transaction consideration will be decreased dollar-for-dollar. If Greater Atlantic’s month end adjusted shareholders’ equity exceeds $6.7 million, then the aggregate value of the transaction consideration will be increased dollar-for-dollar, but only to the extent that the amount in excess of $6.7 million is attributable to the sale of the Pasadena branch office, net of all taxes, if any, Greater Atlantic would be required to pay. Greater Atlantic has entered into a definitive agreement with another financial institution to sell its Pasadena, Maryland branch office for a deposit premium of 8.5%, prior to the close to of its transaction with Summit. At March 31, 2007, the deposits at the Pasadena branch office approximated $50.9 million, resulting in a present deposit premium of $4.3 million. The aggregate value of the final transaction consideration will be determined before proxy solicitation materials are sent to Greater Atlantic’s shareholders for purposes of soliciting their vote on the transaction.

The final transaction consideration will be paid 70% in the form of Summit common stock and 30% in cash. The exchange ratio for determining the number of shares of Summit common stock to be issued for each share of Greater Atlantic’s common stock will be based on the average closing price of Summit’s common stock for the twenty trading days before the closing date of the transaction (“Summit’s Average Closing Stock Price”), subject to a “collar”. The collar ranges from $17.82 per share to $24.10 per share. If Summit’s Average Closing Stock Price falls within this range, then Greater Atlantic shareholders will receive shares of Summit’s common stock based on an exchange ratio equal to 70% of the final per share transaction consideration divided by Summit’s Average Closing Stock Price. However, if Summit’s Average Closing Stock Price is less than $17.82 per share, the exchange ratio will equal 70% of the final per share transaction consideration divided by $17.82; and if Summit’s Average Closing Stock Price is more than $24.10 per share, then the exchange ratio will equal 70% of the final per share transaction consideration divided by $24.10.

     Consummation of the Merger is subject to approval of the shareholders of Greater Atlantic and the receipt of all required regulatory approvals, as well as other customary conditions. The Merger Agreement is attached hereto as Exhibit 2.1, which is incorporated herein by reference.

Item 8.01 Other Events

     On April 12, 2007, Summit issued a press release announcing the acquisition of Greater Atlantic. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of April 12, 2007, by and between Summit Financial Group, Inc. and Greater Atlantic Financial Corp.

99.1	Press Release, dated April 12, 2007, issued by Summit Financial Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

               SUMMIT FINANCIAL GROUP, INC.

Date: April 13, 2007                     By:  /s/ Julie R. Cook
                                              Julie R. Cook
                                 Vice President &
                                                                                                                                     Chief Accounting Officer